UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

Filed by the Registrant	Filed by a Party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material under §240.14a-12

AvalonBay Communities, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
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Fee paid previously with preliminary materials.
Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

AVALONBAY COMMUNITIES, INC. SUPPLEMENTAL PROXY MATERIAL

For the 2024 Annual Meeting of Stockholders to be Held on May 16, 2024

April 12, 2024

Supplemental Biographical Information

This information supplements the definitive proxy statement (the “Proxy Statement”) filed by AvalonBay Communities, Inc. (the “Company”) on March 28, 2024 relating to the Company’s 2024 Annual Meeting of Stockholders to be held on May 16, 2024 (the “Annual Meeting”).

The Company is providing this supplemental information solely to update the biographies of Timothy J. Naughton and Susan Swanezy to include changes in their biographies that occurred subsequent to the filing of the Proxy Statement. Each of Mr. Naughton and Ms. Swanezy is a current director standing for re-election to the Company’s Board of Directors at the Annual Meeting.

Mr. Naughton has been nominated by the Board of Directors of Boston Properties, Inc. (“BXP”) for election as a director of BXP at its 2024 annual meeting of stockholders expected to be held on May 22, 2024. Ms. Swanezy retired from her position as a partner at Hodes Weill & Associates L.P. on March 31, 2024 and now serves on that firm’s Advisory Board.

Important Information

This supplemental proxy material should be read in conjunction with the Proxy Statement, including Mr. Naughton’s and Ms. Swanezy’s full biographies on pages 14 and 15, respectively, of the Proxy Statement. This supplemental proxy material does not change or update any of the other information contained in the Proxy Statement.